Exhibit 99.1

                                 March 19, 2004

Spectrum  Science  &  Software  Holdings  Corp.
Attention:  Directors
911  Hill  Avenue
Ft.  Walton  Beach,  Florida  32548

Gentlemen:

     In the past several weeks, the Board of Directors ( "Board") of Spectrum Science & Software Holdings Corp. ("Spectrum") has taken certain actions which I believe are adverse to the best interest of Spectrum and to which I have objected as CEO and as a Board member. It is clear that through these actions, neither the Board nor its counsel is operating in the best interests of preserving and protecting Spectrum or its shareholders, but instead are taking actions designed to benefit a single shareholder, Mr. Bobby Genovese.

     Most recently, I have raised issues to the Board and Spectrum's counsel concerning the need to file an accurate 8-K relating to the transactions which have been undertaken and are contemplated to be undertaken, as a result of Board action. I believe that filing an appropriate 8-K is necessary in order that stockholders and potential investors of Spectrum have full knowledge of transactions that are occurring in the company. Among other issues I have raised with the forms of 8-K which have been drafted, are that they fail to address the following:

     1. An accurate description of Genovese's position vis- -vis, Spectrum; i.e., that he is an insider, a control person, a debt-holder and a stockholder. Moreover, the shareholders and potential investors should be aware of his role in Spectrum and how that role will be impacted by the various stock options and the contemplated consulting agreement.

     2. An accurate description of the liquidity crisis as set forth in the letter dated March 5, 2004, from Nancy Gontarek to the board of directors.

     3. An accurate description of the motivation of Board members other than me in authorizing a stock option plan as a principal means to raise money for capital and to avoid Genovese's threats to demand payment on notes (Indeed, the change in options going to Genovese from 4 million to 9 million with no discussion or rationale highlights Genovese's control position);

     4. An appropriate and full disclosure of Genovese's "new" demand of $1.6 million in invoices, which may or may not be valid obligations and the fact that no one has verified the validity of that alleged debt;

     5. An accurate description of Spectrum's obligations to me and the fact that management salaries have been reduced while at the same time Mr. Genovese is being granted sweetheart deals.

     6. An accurate description of Mr. Genovese's allegations of fraud against Spectrum and the inaccuracy of Spectrum financials relating to his internal loan investment and his threat to demand payment on the notes unless he was provided with additional stock.


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     In  addition,  I  have concerns regarding the independence of the Board and
Spectrum's legal counsel. It is clear that the directors, other than myself, are operating solely to benefit Mr. Genovese and the enhancement of his stock position in the company.

     As CEO and Board member, I believe that the proposed issuance of stock options to Mr. Genovese is without proper consideration and creates a negative financial impact to the detriment of Spectrum and the shareholders and is only designed to benefit Mr. Genovese. Moreover, the consulting agreement, which has been approved by the other Board members other than me, is an artifice designed by Mr. Genovese to the detriment of the shareholders and potential shareholders. The failure to disclose these items fully in the 8-K raises further concerns in my mind.

     For over a year, Spectrum has been operated under the direction of Mr. Genovese and my role relegated to that of a figurehead. I have had no control, but rather have been forced to watch as Genovese calls all of the shots and controls the direction and actions of Spectrum. Based upon the foregoing, and despite my objections which are being overridden by the other Board members and by direction of counsel for Spectrum, I feel that I have no choice but to resign my position as CEO effective as of this date.

Very  truly  yours,

/s/  Donal  R.  Myrick

Donal  R.  Myrick



cc:  Sal  Fichera,  Esq.


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